                                                                    Exhibit 10.7


  Confidential treatment has been requested for certain portions of this document which have been omitted and filed separately with the Secretary of the Securities and Exchange Commission. Omitted portions are indicated by [REDACTED].


                                LETTERHEAD OF:
                                  SEALY, INC.
                        1228 Euclid Avenue, 10th Floor
                          Cleveland, Ohio 44115-1886
                                 216/522-1310
                       Fax 216/522-1366 or 216/522-0602


March 11, 1998


Mr. Jon Studner
Executive Vice President
Mattress Discounters
9822 Fallard Ct.
Upper Marlboro, MD 20772


Dear Jon:

The following is in reply to your most recent request regarding the Mattress Discounters acquisition of Bedding Experts, the extension of our original agreement and the price increase issue.

1. Any agreement we reach in regard to the Mattress Discounters acquisition of Bedding Experts will be effective as of February 1, 1998. PM's paid to Bedding Experts sales associates since February 1, 1998 will need to be subtracted.

2. On the March 4, 1998 conference call we agreed to the following plan to transition products from Bedding Experts to Mattress Discounters.

     a.        The transition period will be ninety days ending June 8, 1998.

     b. Prior to the Memorial Day holiday weekend (May 23, 1998) we will transition all Bedding Experts' Sealy Promotional products out, bringing in the Sealy Spine Control Regent, Medallion, and Milan or "the Smoothtop" products, along with Comfort Source as you decide. We will begin shipping Correct Comfort floor samples by April 20, 1998.

     c.        All other products will be transitioned by June 8, 1998.

Mr. Jon Studner
Mattress Discounters
March 11, 1998
Page 2

We agree to include the following Bedding Experts products in the existing Mattress Discounters deal. We will pay the "full ride" on all Posturepedics, Stearns & Foster, Satin Sleep Pillowtop, and Geneva Plush. To serve you in your request we will pay [REDACTED] on the Siena Pillowtop and Aspire Plush through May 25, 1998. We are unable to provide any subsidies on any other promotional products. It should also be noted that the Satin Sleep Pillowtop and Geneva will also transition out no later than June 8, 1998.

The Sealy Inc. product assortment on a permanent basis at Bedding Experts locations should be the following:

Sealy Promotional:  Milan or "the Smoothtop," Spine Control Regent, Spine
-----------------
Control Medallion

Sealy Posturepedic:  Hotel Deluxe, Bradley, Windham II, Windwood, Hillrock,
------------------
Benwick PT, Edgecomb Elite

S&F:  Cresthill, Drayton, Hartley, Edmond, Sharondale, New Castle Royale
---
(possibly at selected locations)

Correct Comfort: Winterset, Waterville, Rockingham, Sorensia
---------------

3. After my discussion with Steve and Ray in Chicago and subsequently with you, we have agreed to the following regarding price increases:

     Option C - Leave as is, which is a price increase of [REDACTED] effective
     --------
     with the February shipment of new 1998 Posturepedics, and all other Sealy branded products effective March 1, 1998.

4. Enclosed is the revised contract extension that includes the corrected language for point 2.

5. In an attempt to avoid confusion regarding price increases, Sealy will price merchandise, taking into consideration reasonable material cost increases, reasonable labor increases, and any other reasonable cost increases. Any annual price increase to Mattress Discounters shall be consistent and in line with overall pricing and price increases passed along by Sealy to other National Accounts.

6.        [REDACTED]

Mr. Jon Studner
Mattress Discounters
March 11, 1998
Page 3

I believe we are ready to move forward and make 1998 a year that will solidify our partnership. We have the opportunity in 1998 to execute efficiently and effectively all of the plans and ideas we have discussed. If you have any questions or concerns, please call me.


Sincerely,


/s/ Gary T. Fazio


Gary T. Fazio
Vice President of Sales


GTF:lsr
Enclosure
VIA FAX (301-856-0380) and FEDERAL EXPRESS


cc:  Steve Lytell
     Ray Bojanowski
     Steve Bergman
     Chuck Dawson
     Myles Aydelotte

                                LETTERHEAD OF:
                                  SEALY, INC.
                        1228 Euclid Avenue, 10th Floor
                          Cleveland, Ohio 44115-1886
                                 216/522-1310
                        Fax 216/522-1366 or 216/522-0602


March 11, 1998


Mr. Jon Studner
Executive Vice President
Mattress Discounters
9822 Fallard Ct.
Upper Marlboro, MD 10772


Dear Jon:

I want to thank Ray Bojanowski, Steve Bergman, and you for attending the management meeting on February 6, 1998. The common goal of enhancing our successful partnership continues to propel us in the right direction.

The following were the topics and agreements of our meeting:

1. All Sealy products (not including Stearns & Foster) will receive a 2.4% price increase beginning March 1, 1998. The 1998 Posturepedics:
          Chardon Elite Firm, Hillrock Firm, Windwood Plush, Windham II Firm, Bradley, and Hotel Deluxe will go into effect with floor sample orders shipped in February, 1998. A price list is enclosed.

2. Correct Comfort products will continue with the current specifications through September 30, 1998. As of October 1, 1998, Mattress Discounters will incorporate a [REDACTED] in their product assortment. This will include a price increase or a remerchandising of the product assortment, or a combination of both. Mattress Discounters may choose, at that time, not to carry the [REDACTED] (which we have been told retails for approximately $699 Queen, and that you may vacate that price for a higher Correct Comfort price point, thereby maintaining at least four Correct Comfort model).

3. The Mattress Discounters/Sealy pricing program will be reviewed on an annual basis. The first review is expected to occur approximately December 15, 1998, and new pricing will be effective March 1, 1999. Subsequent reviews will follow the same annual schedule as outlined above.

Mr. Jon Studner
Mattress Discounters
March 11, 1998
Page 2

Jon, I appreciate your confidence in our partnership and look forward to working with you to reach the next level of success for both our companies.


Sincerely,


/s/ Gary T. Fazio                    /s/ Jon Studner

Gary T. Fazio                        Jon Studner
Vice President of Sales              Mattress Discounters


GTF:lsr
Enclosure
VIA FAX (301-856-0380) and FEDERAL EXPRESS